UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

eVISION USA.COM, INC.
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation or organization)

45-0411501
(I.R.S. Employer Identification No.)

                                           1700 Lincoln Street, 32nd Floor
                                           Denver, Colorado                                                                                               80203
                                           (Address of Principal Executive Offices)                                                   (Zip Code)

AMENDED SEPTEMBER 1996 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN
(Full title of the plan)

Gary L. Cook
1700 Lincoln Street, 32nd Floor
Denver, Colorado 80203
(Name and address of agent for service)

(303) 860-1700
     (Telephone number, including area code, of agent for service)

Calculation of Registration Fee

==================== ================= =================== =================== ================
                                        Proposed maximum    Proposed maximum
 Title of securities    Amount to      offering price per  aggregate offering     Amount of
  To be registered    be registered           unit               price         registration fee
-------------------- ----------------- ------------------- ------------------- ----------------
Common Stock          7,500,000 shares      $0.515(1)         $3,862,500          $1,020.00
==================== ================= =================== =================== ================
[1]	Estimated solely for the purpose of calculating the registration fee based on the average of the bid and asked prices reported on the OTC Bulletin Board on November 7, 2000 pursuant to Rule 457(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        The required plan information is being included in documents that will be maintained and delivered by eVision USA.Com, Inc. ("eVision") as required by Rule 428(b)(1) of the Securities Act of 1933, as amended.

Item 2. Registrant Information and Employee Plan Annual Information.

        eVision shall provide a written statement to participants advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this registration statement, and stating that these documents are incorporated by reference in the Section 10(a) prospectus. The statement will also indicate the availability, without charge, upon written or oral request, of other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. The statement shall include the address (giving the title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                 The following documents filed with the Securities and Exchange Commission by eVision are incorporated into this registration statement by this reference:

(1)	eVision's Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

(2)	eVision's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

(3)	eVision's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

(4)	eVision's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

(5)	eVision's current report on Form 8-K dated September 8, 2000, and

(6)	the description of the common stock contained in eVision’s registration statement on Form 8-A dated April 18, 1989, that was filed under the Securities Exchange Act of 1934.

        All documents filed by eVision pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered in this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing such documents.

Item 4. Description of Securities.

                 No description of the class of securities to be offered is required under this item because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

                 None.

Item 6. Indemnification of Directors and Officers.

                 The statutes, charter provisions, bylaws, contracts, or other arrangements under which any controlling persons, director, or officer of eVision is insured or indemnified in any manner against liability which he may incur in his capacity as such are as follows:

        (a) eVision has a $1,000,000 directors and officers liability insurance policy. This insurance policy insures the past, present and future directors and officers of eVision, with certain exceptions, from claims arising out of any error, omission, misstatement, misleading statement, neglect or breach of duty or act by any of the directors while acting in their capacities as such. Claims include claims arising under federal and state securities laws.

        (b) Section 7-109-102 of the Colorado Business Corporation Act permits a Colorado corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director’s conduct was in the corporation’s best interests and, in all other cases, that the director’s conduct was at least not opposed to the best interests of the corporation or, with regard to criminal proceedings, the director had no reasonable cause to believe the director’s conduct was unlawful.

        (c) Article XII of eVision’s Articles of Incorporation provides that each director, officer, employee, fiduciary or agent of eVision (and their heirs, executors and administrators) shall be indemnified by eVision against expenses reasonably incurred by or imposed upon them in connection with or arising out of any action, suit or proceeding in which they may be involved or to which they may be made a party by reason of their being or having been a director, officer, employee, fiduciary or agent of eVision, or at eVision’s request of any other corporation of which it is a shareholder or creditor and from which such persons are not entitled to be indemnified (whether or not they continue to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses), except in respect to matters as to which they shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. In addition, eVision’s Articles of Incorporation provide that subject to applicable state law, in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which eVision is advised by counsel that the person to be indemnified did not commit a breach of duty.

        (d) Article VI of eVision’s Bylaws includes provisions requiring eVision to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such person is or was eVision’s director, officer, employee, fiduciary or agent, or is or was serving at eVision’s request as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company or other enterprise or an employee benefit plan against reasonably incurred expenses (including attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such person in connection with such action, suit or proceeding if it is determined by disinterested directors that such person conducted himself or herself in good faith and that such person reasonably believed (i) in the case of conduct in such person’s official capacity with eVision, that such person’s conduct was in eVision’s best interest, or (ii) in all other cases (except criminal cases) that such person’s conduct was at least not opposed to eVision’s best interest, or (iii) in the case of any criminal proceeding, that such person had no reasonable cause to believe such person’s conduct was unlawful. No indemnification shall be made with respect to any claim, issue or matter in connection with a proceeding by or in which the person being indemnified is adjudged liable to eVision or in connection with any proceeding charging that the person being indemnified derived an improper personal benefit, whether or not involving acting in an official capacity, in which such person was adjudged liable on the basis that such person derived an improper personal benefit. Further, indemnification in connection with a proceeding brought by or in its right shall be limited to reasonable expenses, including attorneys fees, incurred in connection with the proceeding. Reasonable expenses (including attorneys fees) incurred in defending an action, suit or proceeding may be paid by eVision to any person being indemnified in advance of the final disposition of the action, suit or proceeding upon receipt of (i) a written affirmation by the person being indemnified as to such person’s good faith and belief that such person met the standards of conduct described by the Bylaws, (ii) a written undertaking, executed personally or on behalf of the person being indemnified, to repay such advances if it is ultimately determined that such person did not meet the prescribed standards of conduct, and (iii) a determination is made by a disinterested director (as described in the Bylaws) that the facts then known to a disinterested director would not preclude indemnification. The Bylaws require that it report in writing to shareholders with or before notice of the next meeting of shareholders of any indemnification of or advance of expenses to any director under the indemnification provisions of the Bylaws.

Item 7. Exemption from Registration Claimed.

                 No response is required to Item 7 due to the fact that restricted securities are not to be reoffered or resold pursuant to this registration statement.

Item 8. Exhibits.

                 The following is a list of all exhibits filed as part of this registration statement:

Exhibit No.                                                               Description and Method of Filing

Exhibit 5.1                                    Opinion of Dorsey & Whitney LLP on legality of stock offered.
Exhibit 23.1                                  Consent of Deloitte & Touche LLP.
Exhibit 23.2                                  Consent of KPMG LLP.
Exhibit 23.3                                  Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

        (a)       (1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                 (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

        (b) that for purposes of determining any liability under the Securities Act of 1933, each filing of eVision’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (c) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of eVision pursuant to the foregoing provisions, or otherwise, eVision has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by eVision of expenses incurred or paid by a director, officer or controlling person of eVision in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, eVision will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on November 8, 2000.

                                                                             eVISION USA.COM, INC.

                                                                             By: /s/ Fai H. Chan
                                                                                    Fai H. Chan, President

                                                                             By: /s/ Gary L. Cook
                                                                                    Gary L. Cook, Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                                                            Title                                                                       Date
/s/ Fai H. Chan
Fai H. Chan                                                                          Director                                                        November 8, 2000

/s/ Robert H. Trapp
Robert H. Trapp                                                                   Director                                                       November 8, 2000

/s/ Kwok J. Fong
Kwok J. Fong                                                                       Director                                                        November 8, 2000

/s/ Jeffrey M. Busch
Jeffrey M. Busch                                                                 Director                                                        November 8, 2000

/s/ Robert Jeffers, Jr.
Robert Jeffers, Jr.                                                                 Director                                                        November 8, 2000

/s/ Tony T. W. Chan
Tony T. W. Chain                                                                Director                                                         November 8, 2000